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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                       ASI TECHNOLOGY CORPORATION REPORTS
                             THIRD QUARTER EARNINGS

(LAS VEGAS, NEVADA, AUGUST 7, 2007)--ASI TECHNOLOGY CORPORATION (OTCBB: ASIT), s specialty finance company, today reported net income of $16,266, representing 8.6% of revenues, for the third quarter ended June 30, 2007. Revenues increased 203% to $190,001 from the comparable third quarter of the year prior.

For the nine months ended June 30, 2007 the Company reported revenues of $345,644, an 80% increase over revenues of $192,240 for the comparable period of fiscal 2006. The net loss of $22,797 (nil per share) for the first nine months of fiscal 2007 compared to a net loss of $29,403 (nil per share) for the first nine months of 2006. The Company's net investment in loans was $4.3 million at June 30, 2007, cash and cash equivalents was $1.8 million and stockholders' equity was $5.2 million. The Company's primary source of revenue is interest income on notes and short-term investments.

The Company's specialty finance component generated segment profit of $109,272 during the first nine months of 2007 and its technology development component produced a $5,465 segment loss, both results before unallocated expenses of $126,604.

"After incurring over $30,000 of licensing and startup costs in the first six months for our new finance subsidiary, ASI Capital Corporation, we are pleased to report positive third quarter earnings," said Jerry E. Polis, ASI Chairman. "In March we completed a $4 million equity financing that increased our loan capacity to over $6 million. We are seeing the results of putting these funds to work and expect improved performance in the fourth quarter."

ABOUT ASI TECHNOLOGY CORPORATION (WWW.ASIPLASMA.COM) - ASI is a finance and investment company that provides specialty finance loans and invests in new technologies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This document contains forward-looking statements relating to future performance and technology development that may affect future results of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, loan and development results, competition, general economic factors, and other factors identified and discussed in the Company's most recent filings with the Securities and Exchange Commission. The Company's short-term investments are subject to many risks including default and nonpayment. Failure to collect on loans or investments could have an adverse effect on the Company's operations. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations.

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FOR FURTHER INFORMATION CONTACT:
Jerry E. Polis
Chairman of ASI Technology
702.734.1888 - jerrypolis@aol.com
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John Blackmon
President of ASI Capital Corporation
702.405.2300 - jblackmon@asicapital.com
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